EXHIBIT 10.14


                           TRADEMARK LICENSE AGREEMENT
                           ---------------------------
                          (Unocal Agreement No. 09578)

            THIS TRADEMARK LICENSE AGREEMENT (this "Agreement"), effective as of the Closing Date as defined in the Asset Purchase Agreement dated as of November 23, 1992 (the "Asset Purchase Agreement"), made by and between UNION OIL COMPANY OF CALIFORNIA, a California corporation doing business as UNOCAL (hereinafter referred to as "UNOCAL"), and NATIONAL AUTO/TRUCKSTOPS, INC., a Delaware corporation (hereinafter referred to as "NATIONAL").

            WHEREAS, NATIONAL and UNOCAL have entered into the Asset Purchase Agreement; and

            WHEREAS, each of UNOCAL and NATIONAL is obligated under the Asset Purchase Agreement to enter into this Agreement; and

            WHEREAS, UNOCAL is the owner of certain marks (including without limitation "UNOCAL", "76" and "UNOCAL 76") when used as registered or unregistered trademarks and/or trade names in various fields, including the field of manufacturing and marketing various petroleum and related products and services; and

            WHEREAS, UNOCAL is also the owner of certain registered and/or unregistered product trademarks and/or service marks used in connection with the manufacture and sale of various petroleum and related products and services; and

            WHEREAS, UNOCAL has established and maintains very high standards for its products and services and in its business practices, with the result that it has achieved excellent customer acceptance of its products and services; and

            WHEREAS, NATIONAL desires to acquire the right to use the aforesaid marks, product trademarks and service marks in connection with the marketing of petroleum and related products and the manufacture of fuel products; and

            WHEREAS, it is very important to both parties that UNOCAL continue to maintain its high standards in its related activities, and that NATIONAL conform to such standards in its activities hereunder, in order to ensure that both parties benefit from the substantial name recognition and customer loyalty which stems from those high standards;

            NOW, THEREFORE,, in consideration of the mutual covenants, agreements and undertakings contained or referred to in this Agreement, the parties hereby agree as follows:







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                        ARTICLE ONE - DEFINITIONS

            1.1 DEFINITIONS - Each capitalized term used herein but not otherwise defined herein shall have the meaning assigned to it in the Asset Purchase Agreement. In addition, as used herein:

                  (a) "APPROVED PRODUCTS" shall mean those Products which meet or exceed the specifications for that type of Product as established by UNOCAL as of the date hereof (subject to any changes necessary to comply with applicable law or which represent changes in specifications of a product actually marketed by UNOCAL or its Affiliate in the relevant marketing area or changes agreed to by the parties) and any additional products designated as Approved Products by agreement of the parties.

                  (b) "APPROVED SERVICES" shall mean Services which meet or exceed the standards for that type of Service established as of the date hereof.

                  (c) "AUTO/TRUCKSTOP" shall mean those fuel facilities within the Territory which include the features set forth therefor in Schedule II, or are excluded from certain requirements or restrictions by the provisions of
Schedule II.

                  (d) "BLS INDEX", as used with respect to a particular calendar year, shall mean the average of the monthly indices for the consecutive twelve [12] month period ending October 31 of the preceding calendar year from the "Producers Price Index of Industrial Commodities" as published by the Bureau of Labor Statistics, United States Department of Labor, using the year 1982 as the base index equal to 100. If , at any time, the above index should cease to be published, then another suitable index shall be substituted upon notice by UNOCAL to NATIONAL.

                  (e) "BLS FACTOR" is a number equal to (a) the BLS Index for the calendar year in which a payment is actually made, divided by (b) the BLS Index for the twelve (12) month period ending October 31, 1992.

                  (f) "DESIGNATED FACILITY" shall mean an Auto/Truckstop and/or a Fuel Stop.

                  (g) "EXISTING FACILITY" shall mean an Auto/Truckstop or Fuel Stop facility of UNOCAL or its Reseller listed on Schedule A.

                  (h) "FUEL STOP" shall mean those fuel facilities within the Territory which include the features set forth therefor in Schedule II, or are excluded from certain requirements or restrictions by the provisions of Schedule II.






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                  (i) "INTERSTATE HIGHWAY" shall mean a highway which is or
becomes part of the United States interstate highway system.

                  (j) "MARKS" shall mean those registered or unregistered marks which are identified in Schedule I attached hereto.

                  (k) "MISCELLANEOUS MARKS" shall mean all marks and service marks, registered and unregistered, utilized by UNOCAL in connection with its auto/truckstop network prior to the Closing Date; provided, that Miscellaneous Marks shall not include (i) the Marks, (ii) "Pure", "Firebird" or "Protech",
(iii) the Service Marks and (iv) any marks or service marks conveyed to National pursuant to the Asset Purchase Agreement.

                  (l) "NATIONAL FACILITY or UNOCAL FACILITY or UNO-VEN FACILITY" shall mean a retail fuel facility of NATIONAL, UNOCAL or The UNO-VEN Company, respectively, or its Reseller at which one or more of the Marks and/or Service Marks is used.

                  (m) "PAD V AREA" shall mean the states of Arizona, California, Nevada, Oregon and Washington.

                  (n) "PRODUCTS" shall mean petroleum and related products (including without limitation petroleum fuels and lubricants, automobile and other vehicular parts, accessories, as well as clothing, recreational gear, stationery, hardware supplies, toiletries, notions, and the like), but excluding petrochemicals (such as solvents, polymers and the like, agricultural chemicals, specialty chemicals, needle coke, and the like).

                  (o) "RESELLERS" shall mean third parties (such as distributors, marketers, operators and retail dealers) licensed by UNOCAL or sublicensed by NATIONAL to use the Marks or which are otherwise permitted to sell Unocal Branded Products or provide Unocal Branded Services.

                  (p) "SERVICE MARKS" shall mean those registered or unregistered service marks which are identified in Schedule I.

                  (q) "SERVICES" shall mean services provided to customers by a party hereto or its Resellers in connection with the marketing of Unocal Branded Products, including without limitation vehicle repair and maintenance services, car washing, towing, food services, shower facilities, and the like.

                  (r) "STANDARD METROPOLITAN STATISTICAL AREA" shall mean an area (i) which comprises a city with a population of at least 50,000, or (ii) which contains an urbanized area of at least 50,000 within a total metropolitan area population of at least 100,000. In addition to the county containing the central city, a





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Standard Metropolitan Statistical Area may include additional counties that have close economic and social ties to the core county.

                  (s) "TERRITORY" shall mean the area within one (1) mile of the center line of an Interstate Highway located in the lower 48 contiguous states of the United States of America.

                  (t) "UNOCAL BRANDED PRODUCT" shall mean any Product which bears or is marketed using any of the Marks.

                  (u) "UNOCAL BRANDED SERVICES" shall mean any Service or which is marketed using any of the Marks or any of the Service Marks.

                  (v)   "UNO-VEN AREA" shall mean the area listed as such in
Schedule III.

                  (w) "UNO-VEN AUTO/TRUCKSTOP AREA", as used with respect to a UNO-VEN Facility which uses one or more of the Marks, shall mean any location within the UNO-VEN Area which:

                        (i) is on or along an Interstate Highway, and (A) is less than two (2) miles from a UNO-VEN Area Existing Facility, or (B) is less than twenty-five (25) miles from a UNO-VEN Area Existing Facility (if such UNO-VEN Facility dispenses diesel fuel, but through no more than two (2) hoses), or (C) is less than one hundred (100) miles from a UNO-VEN Area Existing Facility (if such UNO-VEN Facility dispenses diesel fuel through more than two
(2) hoses); or

                        (ii)is on or along any street, highway or road that intersects an Interstate Highway at the location of a UNO-VEN Area Existing Facility (an "Intersecting Road"), and (A) is less than one (1) mile from a UNO-VEN Area Existing Facility, or (B) is less than twenty-five (25) miles from a UNO-VEN Area Existing Facility (if such UNO-VEN Facility dispenses diesel fuel, but through no more than two (2) hoses), or (C) is less than fifty (50) miles from a UNO-VEN Area Existing Facility (if such UNO-VEN Facility dispenses diesel fuel through more than two (2) hoses);

provided, however, that notwithstanding clauses (ii)(A) through (ii)(C) above, no UNO-VEN Facility shall be considered to be located within the UNO-VEN Auto/Truckstop Area if such UNO-VEN Facility primarily serves customers arriving from or traveling on or to an Interstate Highway adjacent to or parallel to the Interstate Highway on which the UNO-VEN Area Existing Facility is located. For purposes of this definition, (i) the above mileages shall be measured from the nearest point of access for the UNO-VEN Area Existing Facility to the nearest point of access for the UNO-VEN Facility in question along the shortest connecting roadway between the two; and (ii) a given location shall be considered to be "on or along" an Interstate





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Highway or Intersecting Road if it is located (A) directly on or alongside such
Interstate Highway or Intersecting Road, or (B) within a radius of two (2) miles from the point of access of the Interstate Highway or Intersecting Road to such location.

                  (x) "UNO-VEN Area Existing Facility" shall mean a facility which is listed on Schedule IV.


                          ARTICLE TWO - LICENSE

            2.1 LICENSE GRANT/EXTENSION TO RESELLERS - Subject to the terms hereof, UNOCAL hereby grants to NATIONAL in the Territory (i) an exclusive license to use the Marks, the Miscellaneous Marks and/or Service Marks in connection with marketing Approved Products and Approved Services through Designated Facilities (both Auto/Truckstops and Fuel Stops) (ii) a license to affix the Marks and the Miscellaneous Marks to fuel products which are Approved Products marketed and sold through Designated Facilities, and (iii) the right and power to sublicense others to use the Marks, the Miscellaneous Marks and/or Service Marks in connection with the marketing of Approved Products and Approved Services through Designated Facilities, all subject to the following limitations:

                  (a) WITHIN THE UNO-VEN AREA: The licenses granted above shall apply only to UNO-VEN Area Existing Facilities. However, NATIONAL shall have the right to extend the licenses granted above to replacement facilities in the UNO-VEN Area provided that (i) the total number of Designate Facilities using the Marks and operating within the UNO-VEN Area at any one time shall not exceed fifty-two (52), (ii) no replacement Designated Facility shall be located so as to place an existing UNO-VEN Facility within the UNO-VEN Auto/Truckstop Area, and (iii) the products an services sold through such replacement Designated Facility shall not differ materially from those of the existing Designated Facility being replaced. NATIONAL shall give UNOCAL one hundred twenty (120) days' prior written notice of its intention to build any replacement Designated Facility, which notice shall be accompanied by sufficient information to describe the parameters of the replacement facility and the operation thereof. Otherwise, NATIONAL must first obtain the prior written approval of The UNO-VEN Company before operating any other Designated Facility using the Marks within the UNO-VEN Area. NATIONAL shall submit a branding request to UNOCAL which will forward it to The UNO-VEN Company for its approval.

                  (b) WITHIN THE PAD V AREA (EXCLUDING CALIFORNIA: The licenses granted above may be extended to new Auto/Truckstops without prior approval of UNOCAL. The licenses granted above may be extended to new Fuel Stops, but only with the prior written approval of UNOCAL. Notwithstanding the foregoing, prior written approval of UNOCAL is not required if, after such extension of a license, the total number of NATIONAL Facilities within the PAD V Area





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(excluding California) does not exceed five (5). The licenses granted above may not be extended to any other facilities other than as indicated above, nor may they be extended to any facility (i) if such facility is located in a Standard Metropolitan Statistical Area, it is located closer than a one (1) mile radius from a UNOCAL Facility then in existence or (ii) if such facility is not located in a Standard Metropolitan Statistical Area, it is located closer than a five
(5) mile radius from a UNOCAL Facility then in existence.

                  (c) WITHIN CALIFORNIA: The licenses granted above may be extended to new Designated Facilities within California only with the prior written approval of UNOCAL. Notwithstanding the foregoing, prior written approval of UNOCAL is not required if, after such extension of a license, the total number of NATIONAL Facilities within California does not exceed the total number of NATIONAL Facilities in California as of the Closing Date, provided that such new Designated Facility is not located within one (1) mile of a UNOCAL Facility then in existence, measured along the Interstate Highway or any street, highway or road upon which such UNOCAL Facility is located.

Any and all contracts extending NATIONAL's license to use the Marks and/or Service Marks to its Resellers, shall be in writing and in a form which has first been approved by UNOCAL in writing, which approval shall not be unreasonably withheld. UNOCAL shall have the right, at its expense, upon reasonable notice, to inspect and copy all fully signed extensions or contracts. No other right or license, express or implied, is granted under this Agreement by either party hereto for the use of any trademark, service mark or trade name.

            2.2 FUTURE MARKS. Notwithstanding the last sentence of Section 2.1 hereof, in the event UNOCAL in the future uses or licenses any marks or service marks in the Territory not identified in Schedule I (other than Pure, Firebird and Protech), the parties agree to negotiate in good faith a nonexclusive license with respect to the use of such marks or service marks in connection with Designated Facilities.

            2.3 MANUFACTURE OF UNOCAL BRANDED PRODUCTS. UNOCAL shall provide to NATIONAL the formulations of, and specifications for (including, without limitation, specifications relating to product quality, distributing and storing), all fuel products sold as Unocal Branded Products which were being sold by UNOCAL or its Resellers in the Territory at any time during the six month period immediately prior to the date of this Agreement and will continue to provide any updated formulations and specifications which UNOCAL may establish for such fuel products during the term of this Agreement. UNOCAL hereby authorizes NATIONAL to make and/or have made and to affix the appropriate Mark(s) to such fuel products which qualify as Approved Products pursuant to the license granted in Section 2.1, above. UNOCAL agrees to make available to NATIONAL and/or its Resellers all other Approved Products for resale pursuant to one or more separate agreements.





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            2.4 REGISTRATION OF MARKS. Where permitted or required by law,
NATIONAL shall be registered as a permitted user of the Marks and Service Marks, and any use of the same by NATIONAL prior to or after such registration shall inure to the benefit of UNOCAL. NATIONAL and UNOCAL will cooperate with each other in obtaining and maintaining registration of the Marks and the Service Marks, as well as such other marks and service marks as UNOCAL may reasonably request, in the Territory or elsewhere, including execution of any documents necessary for such registration and/or for registration of NATIONAL as a permitted user thereof.

            2.5 TITLE. No ownership interest in the Marks or in the Service Marks is conveyed to NATIONAL hereunder; all title in and to the same shall remain with UNOCAL. NATIONAL agrees that it will not acquire (by use, registration or otherwise) any trade name, trademark or service mark which is confusingly similar to or likely to conflict with the Marks and/or the Service Marks. UNOCAL agrees that NATIONAL shall have the right to use its own name to indicate that NATIONAL is the manufacturer or packager of any Products or Services manufactured or packaged by it for sale.

            2.6 MANNER OF USE OF TRADEMARKS AND SERVICE MARKS. NATIONAL agrees that it shall use the Marks and the Service Marks, as the case may be, (a) solely upon and/or in connection with the operations of Designated Facilities and/or the sale of Approved Products and/or Approved Services pursuant to the license granted in Paragraph 2.1 hereof, and (b) solely in strict compliance with instructions supplied from UNOCAL to NATIONAL from time to time consistent with UNOCAL's own use of the same, concerning the manner of use of such Marks and Service Marks (including but not limited to UNOCAL's manual concerning the standards for signs, colors, appearance, etc. of the same, and UNOCAL's manual concerning packaging and label requirements), and (c) only during the term of this Agreement. Notwithstanding the foregoing, UNOCAL may (in the sole discretion of its product specification committee) elect to waive minor variations from UNOCAL's specifications for Approved Products on a lot by lot basis. In the event that UNOCAL changes the specifications with respect to the manner of use of any Mark or Service Mark during the term of this Agreement, NATIONAL shall be permitted up to one [1] year after such change to complete compliance with such change at all Designated Facilities.


                    ARTICLE THREE - BRAND MAINTENANCE

            3.1 MARKETING RESPONSIBILITIES. Each party's responsibilities concerning the marketing of Products and Services using the Marks and/or the Service Marks, during the term of this Agreement, shall be as follows:






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                  (a) UNOCAL shall not have any responsibility for promoting and maintaining customer acceptance of any Unocal Branded Products and Unocal
Branded Services sold by NATIONAL and/or its Resellers.

                  (b) CUSTOMER RELATIONS. NATIONAL shall ensure that all of the Designated Facilities of NATIONAL and/or its Resellers shall, in accordance with the standards established by UNOCAL from time to time, provide courteous and efficient service, use fair and honest selling techniques, and provide equitable treatment of all of their customers, in order to serve adequately and promptly the customer's needs for Products and Services. This shall include, but not be limited to, serving the public with care, prudence, good judgment, skill and courtesy, and refraining from using any dishonest, or fraudulent selling practices.

                  (c) RESPONSES TO CUSTOMER COMPLAINTS. The frequency and handling of customer complaints will be an important measure of NATIONAL's maintenance of customer acceptance. Accordingly, NATIONAL and its Resellers shall develop and follow a procedure (reasonably acceptable to UNOCAL) for documenting and resolving customer complaints, which procedure shall be at least as favorable to the customer as UNOCAL's corresponding procedure as of the date hereof. NATIONAL's customer complaint procedure shall include benchmarks for minimum standards with respect to customer complaint levels. NATIONAL shall maintain records of each customer complaint received (including the details of the nature of the complaint and of the resolution of the complaint) for UNOCAL's inspection (in a non-interfering manner during customary business hours) and determination of whether or not NATIONAL and its Resellers are in compliance with the provisions of this Section.

                  (d) UNIFORM WARRANTY OFFERING. The parties agree that each of them and their Resellers will offer substantially uniform warranties and/or guarantees with respect to the marketing of Unocal Branded Products within the Territory. Any modifications of such warranties and/or guarantees shall be made only by mutual agreement of NATIONAL and UNOCAL; PROVIDED, HOWEVER, that the parties shall use their best efforts to offer comparable warranties and guarantees within the Territory. Further, each of the parties and their Resellers shall act cooperatively and promptly to resolve any warranty or guarantee claims presented to them by a customer of any of them, without regard (as far as such customer is concerned) of which of them supplied the Product in question. The responding party or Reseller and the party or Reseller supplying the Product in question will then negotiate an equitable compensation for the responding party or Reseller's efforts.

                  (e) QUALITY CONTROL. In order for UNOCAL to be able to ensure that the Products marketed by NATIONAL and/or its Resellers through Designated Facilities or as Unocal Branded Products, conform to the specifications for Approved Products of that type, NATIONAL will permit, and shall require its Resellers to permit, an authorized representative of UNOCAL to enter NATIONAL





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its contractors' and/or its Resellers' premises (in a non-interfering manner during customary business hours) where such Products are manufactured, stored, shipped and/or marketed, so as to inspect the facilities, processes, containers and materials used by NATIONAL, its contractors and/or Resellers in manufacturing and/or marketing such Products, and to procure one or more samples thereof for UNOCAL's testing for conformance to such specifications. The product specifications shall be those established as of the date of this Agreement. NATIONAL may request a change to any specification by reasonable prior written notice, subject to the written approval of UNOCAL, which approval shall not be unreasonably withheld. Similarly, NATIONAL shall permit an authorized representative of UNOCAL to enter NATIONAL and/or its Resellers' premises (in a non-interfering manner during customary business hours) so as to inspect the Unocal Branded Services provided for conformance to the specifications for Approved Services of that type.

                  (f) FIVE STAR PROGRAM. As a condition of the license terms granted hereunder, NATIONAL shall at all times during the term of this Agreement implement a Five Star quality program substantially as offered by UNOCAL as of the date of this Agreement and as is described in Schedule V, attached hereto.

                  (g) INDUSTRY OR OTHER STANDARDS. Neither NATIONAL nor its Resellers shall claim that any of Unocal Branded Products or Unocal Branded Services which are marketed by it meet any industry or other performance standards unless (i) UNOCAL has first given NATIONAL UNOCAL's written concurrence therein, or (ii) UNOCAL's specification sheets or promotional materials expressly indicate that such products or services meet such industry or other performance standards.

                  (h) COMPLIANCE WITH THE LAW. NATIONAL shall use its best efforts to ensure that all operations at the Designated Facilities of NATIONAL and/or its Resellers which are reasonably related to the use of any or all of the Marks and/or Service Marks are in compliance with all laws, ordinances and regulations of the relevant governmental authorities, particularly the Clean Air Act, the Occupational Safety and Health Act, and other regulations governing the storage, dispensing, and sale of Products or the providing of Services.

            3.2 DEBRANDING OF DESIGNATED FACILITIES. NATIONAL shall establish and maintain a level of standards for the Designated Facilities of NATIONAL and facilities of its Resellers which are (i) at least equal to the general level of standards UNOCAL required for its own similar facilities as of the date hereof, or (ii) which meet or exceed the standards of the average competitor in the market relevant to such facility. In the event that any particular Designated Facility of NATIONAL or its Resellers fails to meet such standards, and fails to remedy such failure as promptly as practicable after NATIONAL's receipt of written notice from UNOCAL, or in the event such a Designated Facility repeatedly fails to meet such standards (even if it endeavors to remedy the individual failures), UNOCAL may





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demand that NATIONAL initiate and diligently pursue proceedings to debrand such facility, and NATIONAL agrees that it shall, as promptly as the law allows, undertake whatever steps are required to lawfully remove, or cause to be removed, all Marks and/or Service Marks from such facility and the Unocal Branded Products and Unocal Branded Services marketed at or from such facility.


                    ARTICLE FOUR - FEES AND REPORTING

            4.1 FEES. In consideration of and in recognition of the significant benefits which will accrue to the operations of the Designated Facilities of NATIONAL and its Resellers, and to NATIONAL and its Resellers' other marketing of Unocal Branded Products and Unocal Branded Services pursuant to the license granted in Section 2.1 hereof, NATIONAL agrees that it shall pay to UNOCAL a fee of Six Hundred Thousand United States Dollars [$600,000 U.S.] per year. The above amount as calculated for each calendar year shall be adjusted annually by multiplying said amount by the BLS Factor. If this Agreement becomes effective as of a date other than January 1, or terminates as of a date other than December 31, then for the calendar year in which this Agreement becomes effective or terminates, as the case may be, the fee shall be determined by multiplying a fraction, the numerator of which shall be the number of days the Agreement is in effect during the calendar year and the denominator of which shall be the total number of days in the calendar year (either 365 or 366), times the amount that otherwise would be payable for the full calendar year pursuant to this Section 4.1.

            4.2 REPORTS AND PAYMENTS. On or before the last day of each calendar quarter (whether March 31, June 30, September 30, or December 31), NATIONAL shall render to UNOCAL a payment equal to one-fourth (1/4) of the annual fee due for the year in which such calendar quarter falls as set forth in Section 4.1 above; provided, however, that if payment pursuant to the foregoing provision would result in an underpayment of the total fees due for a year, then the December 31 payment shall be increased to include all amounts due and unpaid for the year. Any amount due under this Section that is not paid as of the due date shall bear interest at the Reference Rate set forth in the Asset Purchase Agreement.


                     ARTICLE FIVE - INDEMNIFICATION

            5.1 NATIONAL LIABILITY. Except to the extent provided in any other agreement between the parties and subject to the provisions of this Article Five, from and after the date hereof NATIONAL agrees to pay and to indemnify fully, hold harmless and defend UNOCAL and its Affiliates, agents, officers, directors, partners, employees, servants, consultants and assigns from and against any and all claims based upon allegations of and/or damages (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise), but excluding any claims





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based upon allegations of or damages arising out of any UNOCAL Liability, as defined hereinbelow, arising out of:

                  (a) any Product or Service sold or otherwise transferred or furnished to any member of the public by NATIONAL or its Resellers;

                  (b) any act or omission by NATIONAL or its Resellers in connection with the lawful exercise of any phase of their respective businesses;

                  (c)   any breach of this Agreement by NATIONAL; and

                  (d) any violation of any valid and applicable law, statute, regulation or ruling issued by any governmental agency in the proper exercise of its authority, or willful misconduct by NATIONAL or its Resellers.

Each of the liabilities described in Section 5.1(a)-(d) shall be defined as a "NATIONAL Liability".

            5.2 UNOCAL LIABILITY. Except to the extent provided in any other agreement between the parties and subject to the provisions of this Article Five, from and after the date hereof UNOCAL agrees to pay and to indemnify fully, hold harmless and defend NATIONAL and its Affiliates, agents, officers, directors, partners, employees, servants, consultants and assigns from and against any and all claims based upon allegations of and/or damages (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise), but excluding any claims based upon allegations of or damages arising out of any NATIONAL Liability, as defined hereinabove, arising out of:

                  (a) any Product or Service sold or otherwise transferred or furnished to any member of the public by UNOCAL or its Resellers, either directly or through NATIONAL;

                  (b) any act or omission by UNOCAL or its Resellers in connection with the lawful exercise of any phase of their respective businesses;

                  (c)   any breach of this Agreement by UNOCAL; and

                  (d) any violation of any valid and applicable law, statute, regulation or ruling issued by any governmental agency in the proper exercise of its authority, or willful misconduct by UNOCAL or its Resellers.

Each of the liabilities described in Section 5.2(a)-(d) shall be defined as a "UNOCAL Liability".






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            5.3 CLAIMS. Any party making a claim under this Article Five shall follow the method of asserting claims set forth in Section 7.3 of the Asset Purchase Agreement.


                      ARTICLE SIX - CONFIDENTIALITY

            6.1 CONFIDENTIAL INFORMATION. NATIONAL agrees that it will maintain in confidence and prevent the duplication or disclosure to others of UNOCAL's Confidential Information, except that NATIONAL, to the extent necessary for its manufacture, use and/or sale of Unocal Branded Products, may disclose UNOCAL's Confidential Information to its suppliers or NATIONAL's Resellers under written obligations of confidentiality at least as stringent as those contained herein. NATIONAL agrees that it shall not use UNOCAL's Confidential Information for any purpose other than as specifically contemplated hereunder. For purposes of this Agreement, the term "Confidential Information", shall mean confidential information disclosed directly or indirectly by UNOCAL hereunder, including, but not limited to, product information disclosed pursuant to Sections 2.4 and 3.1, except:

                  (a) information which at the time of its disclosure is in the public domain; or

                  (b) information which after disclosure hereunder becomes part of the public domain by publication or otherwise through no fault of NATIONAL (but only after it is published or otherwise becomes part of the public domain); or

                  (c) information which NATIONAL can show was, at the time of its receipt of the same hereunder, either developed by and/or for NATIONAL or previously received by the recipient from a party who had a lawful right to disclose the same and who did not require NATIONAL to hold the same in confidence; or

                  (d) information which was received by NATIONAL after the time of its disclosure hereunder from a third party who had a lawful right to disclose the same to NATIONAL and who did not require NATIONAL to hold the same in confidence.

For the purposes of this Section 6.1, specific technical information shall not be deemed to be within any of the above four exceptions merely because it is embraced by more general information within one of said exceptions; nor shall a combination of features be deemed to be within any of said exceptions merely because the individual features, separately considered, are within said exceptions.

            6.2 Nothing in this Agreement shall prohibit NATIONAL from disclosing any Confidential Information as specifically required by law; including, but





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not limited to, the federal securities laws, or as required by the rules and regulations of any securities exchange on which any securities or NATIONAL may be listed, provided that such disclosure is made so as to secure any confidentiality protection available under the applicable law.


                  ARTICLE SEVEN - TERM AND TERMINATION

            7.1 TERM. This Agreement shall become effective as of the date first written above and shall remain in full force and effect for a period of ten [10] years from the Closing Date and thereafter for successive terms of two (2) years each; PROVIDED, HOWEVER, that by written notice to the other party, either party may terminate this Agreement as follows: (i) as of the end of the initial ten
(10)-year term, by such a notice delivered within eight (8) years of the Closing Date, or (ii) as of the end of any subsequent two (2)-year term, by such a notice delivered on, or prior to, the commencement date of that term. Notwithstanding the above, this Agreement may also be terminated as follows:

                  (a)   by written mutual consent of the parties at any time;

                  (b) by UNOCAL, upon ten [10] days' prior written notice, if NATIONAL is in default of a material provision hereunder and fails to correct such default within ninety [90] days of such written notice of default; PROVIDED, HOWEVER, that if the action of any one or more of NATIONAL's Resellers results in a default by NATIONAL, NATIONAL's commencement and diligent pursuit of action against such Reseller(s) shall satisfy its obligation to correct such default for the purposes of this Section 7.1;

                  (c)   By NATIONAL, upon 180 days' prior written notice.

            7.2 RENEWAL. If UNOCAL has delivered a termination notice pursuant to Section 7.1 (i) or (ii) above, NATIONAL may at any time during the final year of the initial ten (10)-year term or subsequent two (2)-year term, as the case may be, request that the Agreement be renewed. UNOCAL agrees to negotiate in good faith the terms on which such renewal would be granted.

            7.3  CONTINUING OBLIGATIONS.  Upon and after any termination of this
Agreement:

                  (a) Each party shall remain obligated to make any payment that became due to the other hereunder prior to termination.

                  (b) Liabilities of any party arising from any act, default or occurrence prior to termination shall remain with such party.






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







                  (c) The parties' rights and obligations under Sections 2.4, 2.5, 4.3 and Articles 5 and 6 shall survive termination of this Agreement.

            7.4 DISPOSAL OF INVENTORY FOLLOWING TERMINATION. In the event that NATIONAL or its Resellers, upon the termination or expiration of this Agreement for any reason, have in inventory any Approved Products bearing the Marks which have been manufactured but not sold, NATIONAL or said Reseller may sell such Approved Products for a period of six [6] months following such termination or expiration without having to remove such Marks from such Approved Products. Thereafter, NATIONAL must remove the Marks from all of its and its Resellers' Products.

            7.5 OTHER OBLIGATIONS ON TERMINATION. Upon termination of this Agreement, NATIONAL shall:

                  (a) immediately take all steps to cease using the Marks and/or the Service Marks (including but not limited to removing the same from packaging, advertising, commercial registers and directories, telephone directories, and similar listings) as promptly as possible, which obligation shall include a positive duty to remove the Marks and Service Marks from Designated Facilities of NATIONAL and its Resellers, and from any unsold Unocal Branded Products or Unocal Branded Services (other than as provided in Section
7.4 hereof);

                  (b) not thereafter use the Marks or the Service Marks, or any confusingly similar mark, trademark or service mark, in any manner or form whatsoever in the conduct of NATIONAL's or its Resellers' business (other than as authorized in Section 7.4 hereof), unless specific prior written permission to do so has been given by UNOCAL; and

                  (c) within thirty (30) days, pay to UNOCAL all amounts remaining due under Section 4.1 for the calendar year in which the Agreement terminates.

            7.6 CONSENT TO INJUNCTIVE RELIEF. If NATIONAL or its Resellers fail for any reason to remove the Marks or the Service Marks as provided herein or otherwise to observe the covenants set forth in this Agreement, NATIONAL agrees and hereby specifically consents to, and shall require its Resellers to agree and consent to, UNOCAL's obtaining a decree of a court having suitable Jurisdiction ordering NATIONAL and/or its Resellers to immediately comply with such covenants. Said consent is based on an acknowledgment by NATIONAL and its Resellers that monetary payments alone would be an inadequate remedy for UNOCAL.






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







                   ARTICLE EIGHT - RIGHT OF ASSIGNMENT

            8.1. ASSIGNMENT. This Agreement is personal to NATIONAL, and NATIONAL may not assign any of its rights or benefits or delegate any of its duties or obligations under this Agreement, and any attempted assignment or delegation without the express prior written consent of UNOCAL shall be null, void and without effect. The preceding sentence shall not limit the rights granted in Section 2.1(iii).

            8.2 SUCCESSORS AND ASSIGNS. The rights, benefits, duties and obligations of each party hereto shall inure to the benefit of, and be binding upon, any successors, assigns or delegates consented to by UNOCAL.

            8.3 OBLIGATIONS, SURVIVE ASSIGNMENT. Any assignment of this Agreement by NATIONAL shall provide that NATIONAL shall not be relieved of its obligations hereunder with respect to the confidentiality, duplication, use and/or export of UNOCAL's Confidential information.


                         ARTICLE NINE - NOTICES

            9.1 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through a reputable overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:


            If to UNOCAL:

                  FOR ALL PAYMENTS:
                  Union Oil Company of California
                  911 Wilshire Boulevard
                  Los Angeles, California 90017
                  Attn:  A.J. Eliskalns
                  Telecopy:  (213) 977-5835






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







                  FOR ALL OTHER COMMUNICATIONS:
                  Union Oil Company of California
                  P.O. Box 76
                  376 South Valencia Avenue
                  Brea, California 92621
                  Attn: Chief License Counsel (for legal notices)
                  Telecopy:  (714) 577-1297


            If to NATIONAL:

                  National Auto/Truckstops, Inc.
                  c/o Unocal Petroleum Products and
                   Chemicals Division
                  1650 East Golf Road
                  Schaumburg, Illinois  60196-1088
                  Attn: William Osborne
                  Telecopier:  (708) 330-5835

            with a copy to:

                  The Clipper Group, L.P.
                  Park Avenue Plaza
                  55 East 52nd Street
                  New York, New York 10055
                  Attn: Louis J. Mischianti
                  Telecopier:  (212) 318-1360

            with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019
                  Attn: Stuart I. Oran, Esq.
                  Telecopier:  (212) 757-3990

            Either party may give notice, request, demands, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless it actually is received by the individual for whom it is intended. Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.







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







                       ARTICLE TEN - MISCELLANEOUS

            10.1 NO THIRD PARTY RIGHTS. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, except as expressly provided to the contrary elsewhere in this Agreement.

            10.2 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California without reference to its conflicts-of-law principles.

            10.3 ENTIRE AGREEMENT. This Agreement (including any Exhibits and Schedules hereto) sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral.

            10.4 WAIVERS AND AMENDMENTS. No waiver shall be deemed to have been made by either party of any of its rights under this Agreement unless the same shall be in a writing that is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. This Agreement shall not be amended or modified except by an instrument in writing signed by the party against whom enforcement is sought.

            10.5 UNO-VEN TRADEMARK LICENSE AGREEMENT. Unocal represents and warrants to National that nothing in this Agreement conflicts with or causes a breach or violation of the Trademark License Agreement dated December 1, 1989, as amended, between The UNO-VEN Company and UNOCAL ("the UNO-VEN Trademark License Agreement"). Without the prior consent of NATIONAL, UNOCAL shall not amend, modify, waive or grant any consents with respect to any of the summarized terms of the UNO-VEN Trademark License Agreement.

            10.6 HEADINGS. The heading contained in this Agreement are for convenience of reference only and do not qualify or affect in any way the meaning or interpretation of this Agreement.

            10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

            10.8 NOT A FRANCHISE AGREEMENT. This Agreement does not create, nor is it intended by the parties to create, a "franchise" as contemplated by the Petroleum Marketing Practices Act, 15 U.S.C. ss. 2801 et seq.






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






            IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.


                         UNION OIL COMPANY OF CALIFORNIA

                              By: /s/ A.J. Eliskalns
                                 ----------------------------------------------
                              Name: A.J. Eliskalns
                                   --------------------------------------------
                              Title: Vice President
                                    -------------------------------------------
                              Date:
                                   --------------------------------------------


                         NATIONAL AUTO/TRUCKSTOPS, INC.

                              By:  /s/ James Bauchiero
                                 ----------------------------------------------
                              Name: James Bauchiero
                                   --------------------------------------------
                              Title: Vice President and Chief Financial Officer
                                    -------------------------------------------
                              Date:
                                   --------------------------------------------







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